EXHIBIT 11
BAY VIEW CAPITAL CORPORATION
COMPUTATION OF PER SHARE EARNINGS (LOSS)

	For the Year	For the Year	For the Three	For the Nine	For the Year
	Ended	Ended	Months Ended	Months Ended	Ended
	December 31,	December 31,	December 31,	September 30,	December 31,
	2005	2004	2003	2002	2001
	(Amounts in thousands, except per share amounts)
Basic earnings (loss) per share:(1)
Net earnings (loss) available to common stockholders	$(34,450)	$(3,912)	$(673)	$71,661	$(101,170)
Weighted-average shares outstanding	6,596	6,585	6,419	6,272	5,087

Basic earnings (loss) per share	$(5.22)	$(0.59)	$(0.10)	$11.43	$(19.89)

Diluted earnings (loss) per share:(1)
Net earnings (loss) available to common stockholders	$(34,450)	$(3,912)	$(673)	$71,661	$(101,170)
Weighted-average shares outstanding	6,596	6,585	6,419	6,272	5,087
Dilutive potential common shares	—	—	—	41	—

Diluted weighted-average shares outstanding	6,596	6,585	6,419	6,313	5,087

Diluted earnings (loss) per share	$(5.22)	$(0.59)	$(0.10)	$11.35	$(19.89)

(1) Computation of per share earnings (loss) only applies to periods reported under the going concern basis of accounting.